Exhibit 99.1

           Mueller Industries, Inc. Reports Third Quarter Earnings

    MEMPHIS, Tenn., Oct. 14 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings
    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter and nine-months ended September 25, 2004. Operating income increased more than sixty percent to $24.5 million for the third quarter of 2004 which compares with $15.0 million in the third quarter of 2003. For the third quarter of 2004, earnings per diluted share were 51 cents compared with 58 cents in the third quarter of 2003. Income from continuing operations was $18.8 million for the third quarter of 2004 compared with $19.7 million for the third quarter of fiscal 2003. Net sales for the three months ended September 25, 2004, were $322.5 million compared with net sales of $251.1 million for the same quarter of last year.
    During the third quarter of 2003, the Company recognized a deferred income tax benefit of $9.3 million related to a 1999 tax operating loss that resulted from the sale of a subsidiary in that tax year. Without this deferred income tax benefit, the Company's income from continuing operations would have been approximately $10.4 million, or 28 cents per diluted share, in the third quarter of 2003.
    Net sales in the first nine months of 2004 were $1.05 billion compared with net sales of $731.3 million for the same period of 2003. For the nine-month period of 2004, operating income increased to $87.6 million compared with $33.5 million in 2003. Year-to-date, net income was $63.8 million, or $1.73 per diluted share, compared with $34.3 million, or 93 cents per diluted share, for the same period last year.

    Financial Highlights
    Regarding the results, Mr. Karp said, "Mueller's third quarter was solid and our financial position remains excellent."
     * "Pounds of product shipped were 170.8 million in the third quarter of 2004 compared with 175.0 million for 2003. Third quarter 2004 volume decreased from second quarter levels as customers adjusted their inventory levels. First half demand may have been influenced by concerns of availability and rapidly rising material costs.
     * "Our Standard Products Division posted operating earnings of $22.2 million in the third quarter, compared with $15.6 million in the third quarter of 2003. Standard Products Division's net sales were $233.7 million for third quarter, compared with $184.3 million for 2003. Operating results increased on the strength of higher margins, particularly copper tube and fittings, offset by lower volumes.
     * "Results at our European operations continue to improve.
     * "Our Industrial Products Division posted operating earnings of $6.0 million during the quarter on net sales of $92.6 million, which compares with operating income of $2.9 million and net sales of $70.1 million for the same period a year ago.
     * "Capital expenditures totaled $13.1 million during the first nine months of 2004. For the fiscal year 2004, we expect capital expenditures to be approximately $20 million.
     * "We invested $14.6 million during the quarter to acquire Vemco Brasscapri, Ltd. which distributes plumbing products in the United Kingdom. Vemco's net sales are approximately $26 million annually. This acquisition will broaden our product line in the United Kingdom and should provide opportunities to leverage our manufacturing operations."

    Special Dividend
    The Company's previously announced special dividend will be paid on October 26, 2004 to stockholders of record on October 12, 2004. In declaring the special dividend, the Board of Directors considered many factors, including that Mueller was over-capitalized. By recapitalizing Mueller through this special dividend, the Company is returning to its stockholders the significant value that has accumulated from recent years' operations. Further, the Company's return on equity should improve substantially by reducing the capital employed. Upon distribution of the special dividend, stockholders' equity will be approximately $333 million, cash will decrease by approximately $240 million, long-term debt will increase by approximately $305 million, and interest expense will increase by approximately $18 million annually. After the distribution, the Company expects to have adequate financial resources to meet ordinary capital expenditure, working capital and operating requirements, although from time to time additional borrowings may be necessary. The Company has posted on its website ( muellerindustries.com ) additional information about the special dividend in the form of questions and answers.

    Business Outlook
    Discussing the business outlook, Mr. Karp said, "Our national economy is growing, capital investment is rising, and housing starts and permits remain positive. Thirty-year fixed rate mortgages are below 6 percent. These conditions are consistent with a strong continuing demand for Mueller's products."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.
    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.


                             MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                             For the Quarter Ended   For the Nine Months Ended
                             Sept. 25,   Sept. 27,   Sept. 25,     Sept. 27,
                                2004      2003        2004            2003
                                 (Unaudited)               (Unaudited)

    Net sales                 $322,512  $251,053   $1,049,293        $731,296

    Cost of goods sold         263,188   201,960      847,937         597,336
    Depreciation and
     amortization               10,278     9,777       30,402          29,239
    Selling, general, and
     administrative expense     24,529    24,301       79,410          71,172
    Impairment charge                -         -        3,941               -

    Operating income            24,517    15,015       87,603          33,549
    Interest expense              (236)     (267)        (659)           (870)
    Environmental expense         (240)     (306)        (678)           (770)
    Other income, net            1,597       826        5,839           3,565

    Income from continuing
     operations before
     before income taxes        25,638    15,268      92,105           35,474
    Income tax (expense)
     benefit                    (6,884)    4,469     (28,343)          (2,298)

    Income from continuing
     operations                 18,754    19,737      63,762           33,176

    Loss from operation of
     discontinued
     operations, net of tax          -         -           -             (539)
    Gain on disposition of
     discontinued operations         -     1,699           -            1,699

    Net income                 $18,754   $21,436     $63,762          $34,336

    Earnings (loss) per share:
      Basic earnings (loss)
       per share:
      Weighted average
       shares outstanding       35,283    34,267      34,973           34,262

       From continuing
        operations               $0.53     $0.58       $1.82            $0.97
       From discontinued
        operations                   -         -           -            (0.02)
       From gain on
        disposition of
        discontinued
        operations                   -      0.05           -             0.05

      Basic earnings per
       share                     $0.53     $0.63       $1.82            $1.00

      Diluted earnings
       (loss) per share:
       Weighted average
        shares outstanding
        plus assumed
        conversions            36,914    36,857       36,905           36,812

       From continuing
        operations              $0.51     $0.53       $1.73             $0.89
       From discontinued
        operations                  -         -           -             (0.01)
       From gain on
        disposition of
        discontinued
        operations                  -       0.05          -              0.05

         Diluted earnings
          per share             $0.51      $0.58      $1.73             $0.93


                               MUELLER INDUSTRIES, INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (In thousands)

                                          September 25,      December 27,
                                                2004              2003
                                                     (Unaudited)
    ASSETS
    Cash and cash equivalents                 $291,915           $255,088
    Accounts receivable, net                   183,957            163,006
    Inventories                                182,564            140,548
    Other current assets                        17,746             11,713
      Total current assets                     676,182            570,355

    Property, plant, and equipment, net        328,636            345,537
    Other assets                               145,425            139,292

                                            $1,150,243         $1,055,184

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current portion of long-term debt             $260             $2,835
    Accounts payable                            56,478             42,081
    Other current liabilities                   83,559             68,590
      Total current liabilities                140,297            113,506

    Long-term debt                              11,236             11,437
    Pension and postretirement liabilities      32,437             31,643
    Environmental reserves                       9,734              9,560
    Deferred income taxes                       68,418             63,734
    Other noncurrent liabilities                10,182             10,238

        Total liabilities                      272,304            240,118

    Minority interest in subsidiaries               57                208

    Stockholders' equity                       877,882            814,858

                                            $1,150,243         $1,055,184


                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                  For the Nine Months Ended
                                                 September 25,   September 27,
                                                   2004              2003
                                                        (Unaudited)
    Operating activities:
    Net income from continuing operations          $63,762          $33,176
    Reconciliation of net income from
     continuing operations
     to net cash provided by operating
     activities:
        Depreciation and amortization               30,402           29,239
        Income tax benefit from exercise
         of stock options                           29,252                -
        Impairment charge                            3,941                -
        Equity in loss of unconsolidated
         subsidiaries                                2,376              336
        (Gain) loss on disposal of
         properties                                 (5,156)             349
        Deferred income taxes                         (395)          (1,295)
        Minority interest in
         subsidiaries, net of dividend paid           (151)            (173)
        Changes in assets and
         liabilities, net of business acquired:
        Receivables                                (14,742)         (32,666)
        Inventories                                (33,969)          (2,658)
        Current liabilities                         18,671            6,343
        Other, net                                    (554)           1,450

    Net cash provided by operating
     activities                                     93,437           34,101

    Investing activities:
    Capital expenditures                           (13,073)         (24,100)
    Proceeds from sales of properties                5,493            1,350
    Acquisition of business                        (14,583)               -
    Purchase of Conbraco Industries, Inc.
     common stock                                        -          (10,806)
    Other, net                                           -              449

    Net cash used in investing activities          (22,163)         (33,107)

    Financing activities:
    Dividends paid                                 (10,591)               -
    Acquisition of treasury stock                  (28,409)               -
    Proceeds from the sale of
     treasury stock                                  7,344              244
    Repayments of long-term debt                    (2,776)          (2,969)

    Net cash used in financing activities          (34,432)          (2,725)

    Effect of exchange rate changes on
     cash                                              (15)           3,158

    Increase in cash and cash equivalents           36,827            1,427
    Cash provided by discontinued
     operations                                          -              252
    Cash and cash equivalents at the
     beginning of the period                       255,088          217,601

    Cash and cash equivalents at the end
     of the period                                $291,915         $219,280

SOURCE  Mueller Industries, Inc.
    -0-                             10/14/2004
    /CONTACT: Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
    (MLI)